EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
SemGroup Corporation

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-170968 and 333-189905), Form S-3 (File No. 333-185649) and Form S-4 (File No. 333-193005) of SemGroup Corporation of our reports dated February 28, 2014, relating to the consolidated financial statements and the effectiveness of SemGroup Corporation's internal control over financial reporting and the financial statements of White Cliffs Pipeline, L.L.C., all of which appear in this Form 10-K.

/s/ BDO USA, LLP

BDO USA, LLP
Dallas, Texas
February 28, 2014